Exhibit 8.1

Direct Dial: 804.420.6000

August 8, 2019

Blue Ridge Bankshares, Inc.

17 West Main Street

Luray, Virginia 22835

Re:	Federal Income Tax Opinion Issued to Blue Ridge Bankshares, Inc. in Connection with the Merger of Virginia Community Bankshares, Inc. with and into Blue Ridge Bankshares, Inc.

Ladies and Gentlemen:

We have acted as counsel to Blue Ridge Bankshares, Inc., a Virginia corporation (“Blue Ridge”), in connection with the proposed merger (the “Merger”) of Virginia Community Bankshares, Inc., a Virginia corporation (“VCB”), with and into Blue Ridge, with Blue Ridge surviving, pursuant to the Agreement and Plan of Reorganization, dated as of May 13, 2019, between Blue Ridge and VCB (the “Merger Agreement”). At your request, and in connection with the filing by Blue Ridge of a Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”), including the Joint Proxy Statement/Prospectus contained therein, with the Securities and Exchange Commission (the “Commission”), we are rendering our opinions concerning certain United States federal income tax consequences of the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Merger Agreement.

FACTS:

In connection with the opinions rendered below, we have reviewed and relied upon (i) the Merger Agreement; (ii) the Joint Proxy Statement of VCB and Blue Ridge contained in the Registration Statement; and (iii) such other documents as we have deemed necessary or appropriate for purposes of this opinion letter (the documents referred to in clauses (i), (ii), and (iii) above are referred to, collectively, as the “Merger Documents”). With respect to various factual matters material to our opinions, we have relied upon the factual representations set forth in the Merger Documents and in certificates of VCB and Blue Ridge (the “Certificates”). We have assumed the correctness of the factual matters contained in the Merger Documents and the Certificates and have made no independent investigation for the purpose of confirming that such factual matters are correct.

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Blue Ridge Bankshares, Inc.

August 8, 2019

We have assumed that: (i) all signatures on all documents submitted to us are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals thereof, all information submitted to us is accurate and complete, and all persons executing and delivering originals or copies of documents examined by us are competent to execute and deliver such documents; (ii) the Merger and the other transactions specified in the Merger Agreement will be consummated as contemplated in the Merger Agreement, without waiver of any material provision thereof; (iii) the Merger will be reported by VCB and Blue Ridge on their respective income tax returns in a manner consistent with the opinions set forth below; and (iv) the Certificates are true and accurate in all material respects as of the Effective Time of the Merger. If any of such assumptions is untrue for any reason, or if the Merger and the other transactions specified in the Merger Agreement are not consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement, our opinions set forth below may be adversely affected and may not be relied on.

OPINION:

Based solely upon the documents and assumptions set forth above and conditioned upon the initial and continuing accuracy of the factual representations set forth in the Certificates as of the date hereof and as of the Effective Time of the Merger, and subject to the assumptions, limitations and qualifications set forth herein and in the Registration Statement:

1.    It is the opinion of Williams Mullen that, for U.S. federal income tax purposes, the Merger will be a reorganization qualifying under the provisions of Section 368(a) of the Code; and

2.    The discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences,” insofar as it presents legal conclusions with respect to matters of United States federal income tax law, accurately sets forth the material United States federal income tax consequences of the Merger and constitutes the opinion of Williams Mullen.

In rendering our opinions, we have considered the applicable provisions of the Code and its legislative history, the Treasury Regulations promulgated thereunder, judicial decisions, and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date hereof and could significantly alter the conclusions reached in this letter. There is no assurance that legislative, judicial, or administrative changes will not occur in the future. We assume no obligation to update or modify this letter to reflect any changes in law or regulation or other developments that may occur after the date of this letter. Our opinions are limited to the matters expressly stated herein. No opinion is implied or may be inferred beyond such matters.

An opinion of counsel is not binding upon the Internal Revenue Service or the courts.

Blue Ridge Bankshares, Inc.

August 8, 2019

There can be no assurance that the Internal Revenue Service will agree with the opinions set forth herein or that, if challenged by the Internal Revenue Service, such opinions will be sustained by a court. No ruling has been or will be sought from the Internal Revenue Service as to the federal tax consequences of the Merger.

We are furnishing this opinion letter in connection with the filing of the Registration Statement, and this opinion letter is not to be relied upon for any other purpose without our prior written consent. This opinion letter may be filed as an exhibit to the Registration Statement, and we consent to the reference to our firm under the captions “Material United States Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

/s/ WILLIAMS MULLEN